CREDIT AGREEMENT

This CREDIT AGREEMENT is made as of February 27, 2015 among Guggenheim Build America Bonds Managed Duration Trust, a Delaware statutory trust (the “Borrower”), Société Générale, New York Branch, as lender (the “Lender”) and Société Générale, as agent (the “Agent”).
The Borrower has requested that the Lender provide a revolving credit facility, and the Lender, acting through the Agent, is willing to do so on the terms and conditions set forth herein.  In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
1. INTERPRETATION
(a) Single Agreement.  This agreement, together with Appendix I and Appendix II hereto, shall form a single agreement (collectively, this “Agreement”).
(b) Definitions.  The terms defined in Section 9 and in Appendix I hereto will have the meanings therein specified for purposes of this Agreement.
(c) Valuations and Calculations.  All valuations or calculations herein or under any other Transaction Document shall be in U.S. Dollars and all calculations and determinations relating to collateral, margin, haircut, value, required margin, margin deficiency, or other similar calculations and determinations shall be made in Agent’s sole discretion.
2. THE FACILITY
(a) Loans.  Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day prior to the Maturity Date, in an aggregate amount such that after giving effect to any borrowing, the Total Outstandings shall not exceed the Commitment; provided, however, that (i) the Lender shall not be obligated to make a Loan during the existence of a Default or an Event of Default and (ii) at no time shall the aggregate principal amount of Total Outstandings (x) subject to Sections 2(e) and (f) hereof, be such amount that a Margin Deficiency has occurred or would occur or (y) exceed the amount permitted to be borrowed under applicable Law, including the Investment Company Act, Regulation U or Regulation X.  Within the limits of the Commitment and subject to the other terms and conditions of this Agreement, the Borrower may borrow, prepay (subject to Section 2(o), without premium or penalty), and reborrow Loans, as further provided herein.
(b) Borrowings.  The Borrower may request that Loans be made by irrevocable notice to the Agent (unless the Lender is unable to charge an interest rate based upon the Applicable LIBOR Rate as provided for in Section 8(k)) not later than 11:00 a.m. (New York time) at least one (1) Business Day prior to the requested date of borrowing; provided that the initial borrowing hereunder may be made on the date this Agreement becomes effective.   Each borrowing of a Loan shall be in a principal amount of at least $1,000,000.  Notices pursuant to this Section 2(b) must specify the requested date and amount of borrowing and may be given by telephone if promptly confirmed in writing.  If any such notice is not delivered by the time referred to above, then it shall be deemed to have been given on the next Business Day.
(c) Repayments.  The Borrower unconditionally promises to repay to the Agent for the account of the Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date, together with all accrued but unpaid interest thereon and all other fees and other amounts, if any, payable hereunder.
(d) Optional Prepayments.  Subject to Section 2(o), the Borrower may voluntarily prepay any Loan, in whole or in part, together with all accrued but unpaid interest thereon and, in the case of any prepayment in whole, all other fees and other amounts payable hereunder, without premium or penalty by irrevocable written notice to the Agent not later than 3:00 p.m. (New York time) on any Business Day.  Any prepayment of a Loan shall be in a principal amount of at least $1,000,000 or, if less, the entire principal amount thereof then outstanding.  Prepayment in whole pursuant to this Section 2(d) shall not in and of itself constitute a termination of this Agreement by the Borrower.
(e) Mandatory Prepayments.  If for any reason (A) a Margin Deficiency occurs and such Margin Deficiency has not been timely cured in accordance with Section 2(f) below or (B) the Total Outstandings at any time exceed the Commitment, the Borrower shall immediately prepay Loans, together with all accrued but unpaid interest thereon, in an aggregate amount sufficient to eliminate such excess.
(f) Margin Deficiency Cure.  If a Margin Deficiency occurs, the Agent may notify the Borrower of the occurrence and the amount of such Margin Deficiency (such notice, a “Margin Deficiency Notice”).  If the Agent delivers a Margin Deficiency Notice to the Borrower, the Borrower shall, not later than (i) 5:00 p.m. (New York time) on the date the Agent delivers such Margin Deficiency Notice if such Margin Deficiency Notice is delivered on or before 10:00 a.m. (New York time) on a Business Day, or (ii) 10:00 a.m. (New York time) on the next succeeding Business Day if such Margin Deficiency Notice is delivered after 10:00 a.m. (New York time) on a Business Day or any day that is not a Business Day, either prepay outstanding Loans or deposit additional Eligible Collateral (satisfactory to the Agent in its sole discretion) into the Collateral Account, in each case in an amount necessary to, after giving effect to such payment or deposit, cure such Margin Deficiency.
(g) Withdrawal or Substitution of Collateral. The Borrower shall not be permitted to withdraw or substitute any Collateral from the Collateral Account except that the Borrower shall be permitted to withdraw or substitute Collateral from the Collateral Account on any Business Day if all of the following conditions are met:
(i)	the Borrower delivers a written notice of withdrawal or substitution to the Agent on or before 11:00 a.m. (New York time) on the Business Day of the requested withdrawal or substitution;
(ii)	prior to and after giving effect to such withdrawal or substitution, no Event of Default exists or would occur;
(iii)
all representations and warranties in the Transaction Documents are true and correct in all material respects as of the date of the requested withdrawal or substitution as if made on such date, except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(iv)	immediately prior to and after giving effect to such withdrawal or substitution, no Margin Deficiency exists;
(v)	prior to and after giving effect to such withdrawal or substitution, the Asset Coverage is at least 300%; and
(vi)	the withdrawal or substitution of such amount of Collateral shall not violate any applicable Law, including Regulation U or Regulation X.
Any withdrawal or substitution of Collateral shall require the delivery of consent for such transaction from the Agent to the Custodian.  To the extent the Borrower is permitted to withdraw or substitute Collateral pursuant to this Section 2(g) and the Agent receives the Borrower’s notice of withdrawal or substitution on or before 11:00 a.m. (New York time) on a Business Day, the Agent agrees to deliver the required consent to the Custodian on the same Business Day.  To the extent the Borrower is permitted to withdraw or substitute Collateral pursuant to this Section 2(g) and the Agent receives the Borrower’s notice of withdrawal or substitution after 11:00 a.m. (New York time) on a Business Day, the Agent agrees to deliver the required consent to the Custodian on the following Business Day.
(h) Termination of Commitment.
(i)
The Borrower may elect to terminate the Commitment in whole or reduce the Commitment to an amount not less than $25,000,000 on any day by irrevocable written notice to the Agent not less than 30 days prior to the proposed date of termination or reduction (or upon such shorter notice period as mutually agreed upon by the Borrower and the Agent); provided that (i) the Borrower may not designate a termination date or reduce the Commitment on a date that is earlier than 180 days after the date of this Agreement and (ii) each reduction of the Commitment shall be in a whole multiple of $1,000,000.  In the event the Commitment is terminated by the Borrower pursuant to this Section 2(h)(i), the Borrower shall pay to the Agent for the account of the Lender on the date of such termination (A) the aggregate principal amount of all outstanding Loans, together with accrued and unpaid interest thereon, and (B) all other fees and other amounts, if any, payable hereunder.

(ii)
The Lender may elect to terminate the Commitment in whole but not in part on any day by irrevocable written notice to the Agent not less than 360 days prior to the proposed date of termination; the Agent shall give such notice of termination to the Borrower promptly after its receipt of such notice.  In the event the Commitment is terminated by the Lender pursuant to this Section 2(h)(ii), the Borrower shall pay to the Agent for the account of the Lender on the date of such termination (A) the aggregate principal amount of all outstanding Loans, together with accrued interest thereon and (B) all other fees and other amounts payable hereunder.

(iii)
The Facility shall automatically terminate on the date (the “Early Termination Date”) that is fifteen (15) days following the date on which Custodian provides notice to the Agent to terminate the Control Agreement pursuant to the terms thereof unless a successor Custodian that is reasonably acceptable to the Agent shall have been appointed.  On the Early Termination Date, the outstanding principal amount of all Loans, all accrued but unpaid interest thereon, and all fees, expenses and any other amounts, if any, due hereunder or under any other Transaction Document shall become due and payable.

(i) Accrual and Payment of Interest and Fees.  (i) Each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable LIBOR Rate plus the Spread.  (ii)  The Borrower shall pay to the Agent for the account of the Lender, a commitment fee equal to the Commitment Fee Rate times the actual daily amount by which the Commitment exceeds the Total Outstandings.  The commitment fee shall accrue at all times until the Maturity Date, including at any time during which one or more of the conditions in Section 3(b) is not met.  (iii)  All interest and fees shall be due and payable in arrears on the last Business Day of each calendar month and at such other times as may be specified herein.
(j) Evidence of Indebtedness.  The Loans and all payments thereon shall be evidenced by one or more accounts or records maintained by the Agent on behalf of Lender in the ordinary course of business.  Such accounts or records shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.
(k) Computation of Interest and Fees.  All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.
(l) Payments Generally.  Except as otherwise expressly provided herein, all payments hereunder shall be in Dollars and the Borrower shall make each payment hereunder not later than 5:00 p.m. (New York time) on the date specified herein in Dollars to the Agent in immediately available funds.  All payments received by the Agent after 5:00 p.m. (New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
    (m)                 No Set-off or Withholding; Taxes.  All payments by or on behalf of the Borrower to the Agent (including for purposes of this Section 2(m) and Sections 8(f) and 8(l), any assignee, successor, or participant or an economic arrangement that is similar to a participation) hereunder shall be made to the Agent in full without condition or reduction for any counterclaim, defense, recoupment or setoff and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof (“Taxes”).  If the Borrower shall be required by any Law to deduct or withhold for any taxes other than Excluded Taxes from any such payments, the Borrower shall increase the amount of such payment by an amount such that the Agent and the Lender receive an amount equal to the sum they would have received had no such deduction or withholding been made.  In addition, the Borrower will indemnify the Agent and the Lender for the full amount of any Taxes other than Excluded Taxes and any liability resulting therefrom regardless of whether such Taxes were correctly or legally imposed.  In addition, the Borrower agrees to indemnify each of the Agent and the Lender for and hold it harmless against the full amount of Taxes other than Excluded Taxes imposed on the Agent or the Lender and any Taxes of any kind imposed on the Agent or the Lender by any jurisdiction on amounts payable under this Section 2(m) and, in each case, for any liability arising therefrom or with respect thereto regardless of whether such Taxes were correctly or legally imposed.  The Borrower also agrees to pay any present or future stamp, recording, documentary, excise, property or value added taxes or any similar tax, charge, or levy that arises from any payment made under or in respect of this Agreement or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement.  Nothing contained in this Agreement shall require the Agent or the Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary. “Excluded Taxes” means any of the following taxes imposed on or with respect to the Agent or the Lender or required to be withheld or deducted from a payment to the Agent or the Lender, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, (b) U.S. federal withholding taxes imposed on amounts payable to or for the account of the Agent or the Lender pursuant to a law in effect on the date hereof, (c) taxes attributable to the Agent’s or the Lender’s failure to provide the Borrower with the forms necessary to reduce or avoid withholding and (d) any U.S. federal withholding taxes imposed under FATCA.  “FATCA” means Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”), as in effect on the date hereof (or any successor version that is substantively comparable thereto and not materially more onerous to comply with), any intergovernmental agreements entered into in respect thereof, any current regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
(n) Default Interest.  If any amount payable by the Borrower under any Transaction Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the full extent permitted by applicable Laws.  Any such amounts (including interest on past due interest) shall be due and payable upon demand.  In addition, while any Event of Default has occurred and is continuing (including after the commencement of any proceeding under any applicable Debtor Relief Law), upon notice from the Agent, the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum equal to the Default Rate, to the full extent permitted by applicable Laws.
(o) Funding Losses.  Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for, and hold the Lender harmless from, any loss, cost or expense attributable to any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay or borrow any Loan on the date or in the amount notified by the Borrower in accordance with this Agreement.

3. CONDITIONS PRECEDENT TO EFFECTIVENESS AND LOANS
(a) Conditions Precedent to Effectiveness. This Agreement shall become effective upon satisfaction of the following conditions precedent:
(i)	The Agent shall have received each of the following documents, duly executed, each (unless otherwise specified below) dated the Closing Date and in form and substance satisfactory to the Agent:
(A)	duly executed counterpart of this Agreement;
(B)	duly executed Security Documents and all documents contemplated thereby, including UCC-1 financing statements;
(C)
certified copies of (1) the Organization Documents and the Offering Documents (including any amendments or supplements thereto) of the Borrower, (2) the resolutions of the Borrower authorizing and approving the execution, delivery and performance by the Borrower of this Agreement, the Security Agreement, and the other Transaction Documents and the Loans hereunder, and otherwise satisfactory to the Agent; and (3) documents evidencing all other necessary company action, governmental approvals and third-party consents, if any, with respect to this Agreement, the Security Agreement, and any other Transaction Document;

(D)
a certificate of the Borrower certifying the names and true signatures of the Responsible Officers of the Borrower authorized to sign this Agreement, the Security Agreement, any other Transaction Document, or any other document to be delivered hereunder or thereunder;

(E)	certificates evidencing the good standing of the Borrower in its jurisdiction of formation dated a date not earlier than ten (10) Business Days prior to the Closing Date;
(F)	the results of tax, judgment and Lien searches on the Borrower in Delaware, obtained by and satisfactory to the Agent, and not dated earlier than ten (10) days prior to the Closing Date;
(G)	opinions of New York and Delaware counsel to the Borrower; and
(H)	such other assurances, certificates, documents, consents, or opinions as the Agent reasonably may require.
(ii)	The Collateral Account has been established by the Borrower.
(b) Conditions Precedent to All Loans.  The obligation of the Lender to make any Loan (including the Loan made on the Closing Date) is subject to satisfaction of the following conditions precedent:
(i)
The representations and warranties of the Borrower contained in Section 4 or any other Transaction Document or any document furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects on and as of the date of such Loan immediately prior to and after giving effect to such Loan, except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(ii)	No Default or Event of Default shall exist, or would result from such proposed Loan.
(iii)	Neither the Lender nor the Borrower shall have terminated the Facility effective as of such draw date.
(iv)	The Custodian shall not have provided notice of termination of the Control Agreement unless a successor Control Agreement is in effect.
(v)	Prior to and after giving effect to such Loan, the Asset Coverage shall be at least 300%.
(vi)	Immediately prior to and immediately after giving effect to such Loan, no Margin Deficiency exists and the Total Outstandings shall not exceed the Commitment or the Maximum Amount.
(vii)	The Agent has received evidence that the Collateral Requirement has been satisfied.
(viii)
The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or Governmental Authority that could reasonably be expected to result in a Material Adverse Effect.

(ix)
Each borrowing shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Section 3(a) (solely for the initial Loan), and Section 3(b), as applicable, have been satisfied on and as of the date of the making of a Loan.

(x)
The Borrower shall have provided any form requested by the Agent necessary to comply with Regulation U or Regulation X, or any other provisions of the regulations of the Board of Governors of the Federal Reserve System of the United States.

4. REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Agent and the Lender that:
(a) The Borrower (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure to so qualify and be in good standing could result in a Material Adverse Effect, (iii) has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted and to execute, deliver and perform its obligations under each Transaction Document, (iv) has all requisite governmental licenses, authorizations, consents and approvals to own or lease and operate its properties and to carry on its business as now conducted, except where the failure to have such licenses, authorities, consents and approvals would not reasonably be expected to have a Material Adverse Effect and (v) has all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under each Transaction Document.
(b) The execution, delivery and performance by the Borrower of this Agreement and the other Transaction Documents (when delivered) and the grant of the security interest contemplated hereby with respect to the Collateral are within its trust powers, have been duly authorized by all necessary company action, and do not (i) contravene the Borrower’s Organization Documents, (ii) contravene any contractual restriction binding on it or require any consent under any agreement or instrument to which it is a party or by which any of its properties or assets is bound, (iii) result in or require the creation or imposition of any Liens upon any property or assets of the Borrower other than Liens in favor of Agent and/or the Lender in connection with the Transaction Documents, or (iv) violate any applicable Law (including the Securities Act of 1933, the Exchange Act and the Investment Company Act and the regulations thereunder) or writ, judgment, injunction, determination or award.
(c) Except for any filings contemplated by the Security Agreement, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by the Borrower of any Transaction Document or (ii) the legality, validity, binding effect or enforceability of any Transaction Document.
(d) The Borrower is in compliance with (i) its Organizational Documents in all material respects and (ii) the requirements of all applicable Laws  and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (x) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(e) This Agreement and the other Transaction Documents are and will be legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.
(f) No Default exists and no Event of Default has occurred and is continuing.
(g) Since December 31, 2013, (i) no event or condition has resulted in, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect, and (ii) no Regulatory Event has occurred and is continuing or is reasonably expected to occur.
(h) There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or against any of its properties or revenues that (i) are reasonably likely to result in a Material Adverse Effect or (ii) challenge the legality, validity or enforceability of this Agreement, the Security Agreement, any other Transaction Document, or that involves a substantial likelihood of prohibiting, restricting, delaying or otherwise materially affecting the performance of any of the Transaction Documents or the making of the Loans.
(i) The Borrower is a non-diversified “closed-end” “investment company” and is subject to regulation under the Investment Company Act, it is not an Indirect Fund or a “business development company” within the meaning of the Investment Company Act.  Neither the Lender nor the Agent is an “affiliated person”, “promoter” or “principal underwriter” of the Borrower within the meaning of the Investment Company Act; provided that with respect to the definition of “affiliated person,” as to whether Lender or the Agent is directly or indirectly controlling or under common control with the Borrower or directly or indirectly owns, controls, or holds with power to vote, 5 per centum or more of the outstanding voting securities of the Borrower, Borrower’s representation is based solely on a review of Schedule 13D/G filings made with the Securties and Exchange Commission. The Borrower has elected to be treated and qualifies as a “regulated investment company” within the meaning of the Code.  The business and other activities of the Borrower, including but not limited to, the making of the Loans by the Lender, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Transaction Documents do not result in any violation of the provisions of the Investment Company Act, or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder.
(j) The Asset Coverage of the Borrower is at least 300%.
(k) The Borrower has made all material applicable filings with the Securities and Exchange Commission or any other Governmental Authority, as required by applicable Law.
(l) The Transaction Documents, including the Loans and the withdrawal and substitution rights of the Borrower, do not contemplate any actions that would violate Regulation U or Regulation X, as applicable.  The Borrower has not taken any actions under the Transaction Documents that could result in a violation of Regulation U or Regulation X, as applicable, and no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of Regulation U or Regulation X, as applicable.
(m) The Borrower has good and marketable title to the Collateral free and clear of Liens, other than Permitted Liens.  The Borrower has not made any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of the Collateral including, but not limited to, the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Permitted Liens.
(n) The Borrower has filed all federal income tax returns and all other material tax returns which are required to be filed by it in all jurisdictions and has paid all material taxes, assessments, claims, governmental charges or levies imposed on it or its properties, except for taxes contested in good faith through proceedings diligently pursued and as to which adequate reserves have been provided in accordance with Appropriate Accounting Principles.  The Borrower has not entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower and is not aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower not to be subject to the normally applicable statute of limitations.
(o) (i) The present fair market value of the Borrower’s assets exceeds the total amount of the Borrower’s liabilities (including, without limitation, contingent liabilities); (ii) the Borrower has capital and assets sufficient to carry on its businesses; (iii) the Borrower is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction; and (iv) the Borrower does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due.  The Borrower will not be rendered insolvent by the execution, delivery and performance of documents relating to this Agreement or by the consummation of the transactions contemplated under this Agreement.
(p) Neither the Borrower nor or any of its assets, properties or revenues has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Law of any jurisdiction.
(q) The Loans are made with full recourse to the Borrower and constitute direct, general, unconditional and unsubordinated Indebtedness of the Borrower.
(r) All written information (i) provided with respect to the Borrower or any Affiliate thereof by or on behalf of the Borrower or any Affiliate thereof to the Agent or the Lender in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby including, but not limited to, any financial statements of the Borrower provided to the Agent or the Lender other than any projections or forward looking statements (the “Projections”) (for which the Borrower makes the representations in the next sentence), or (ii) provided by the Borrower or any Affiliate thereof, to the Agent or the Lender, including in any Offering Document, was on or as of the applicable date of provision thereof, complete and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading taken as a whole in light of the time and circumstances under which such statements were made.  All Projections that have been prepared by or on behalf of the Borrower and that have been made available to the Agent by or on behalf of the Borrower in connection with this Agreement have been prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time of delivery thereof (although the Borrower gives no assurances that such Projections will, in fact, be achieved).
(s) All Collateral is free and clear of all Liens, claims and transfer restrictions, except as are created under the Security Agreement and Permitted Liens.
(t) All licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of the Borrower have been duly obtained and are in full force and effect, except where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.
(u) The Borrower’s investments are in compliance with its Investment Policies and Restrictions in all material respects.
(v) Since the Closing Date, (i) there have been no changes in the Investment Policies and Restrictions other than in accordance with this Agreement and (ii) the Borrower has at all times complied in all material respects with the Investment Policies and Restrictions.
(w) The Investment Policies and Restrictions are fully and accurately described in all material respects in the Borrower’s Offering Documents, as supplemented by any annual report included within Form N-CSR filed with the Securities and Exchange Commission.
(x) The Borrower does not have any defined benefit pension plans, as defined in the Employee Retirement Income Security Act of 1974 or other similar Laws in any jurisdiction.
(y) Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions; and the Borrower and, to the knowledge of the Borrower, each of the officers, employees, directors and agents of the Borrower are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, or (b) to the knowledge of the Borrower, any of the directors, officers, or employees of the Borrower, or any agents of the Borrower that will act in any capacity in connection with or benefit from the Loans made hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate the Anti-Corruption Laws or applicable Sanctions.
(z) PATRIOT Act.  The Borrower is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto (collectively, the “Trading with the Enemy Act”), (ii) the PATRIOT Act and (iii) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”) (together with the Trading with the Enemy Act and the PATRIOT Act, “Anti-Terrorism Laws”). The Borrower is not, and to the knowledge of a Responsible Officer of the Borrower, no director, officer, employee, or agent of the Borrower is (a) currently (i) the subject of any Sanctions or (ii) located, organized or residing in any Designated Jurisdiction or (b) has been engaged in any transaction with any Person who, to the knowledge of the Borrower, is now or was then the subject of Sanctions or located, organized or residing in a Designated Jurisdiction. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).
(aa) The Borrower does not have any Subsidiaries.
The Borrower will be deemed to have repeated each of the representations and warranties contained in this Section 4 on each day that the Borrower requests a Loan.
5. AFFIRMATIVE COVENANTS
On and after the Closing Date and so long as Lender has a commitment to make a Loan or any Obligations have not been paid in full:
(a) Existence.  The Borrower shall preserve and maintain its existence and material rights and franchises.  The Borrower will maintain in full force and effect its registration as a closed-end management investment company under the Investment Company Act.
(b) Reporting Requirements.  The Borrower will furnish to the Agent or cause to be furnished to the Agent:
(i)
as soon as available, but in any event within 180 days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower as at the end of such fiscal year, and the related statements of income or operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with Appropriate Accounting Principles, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender and the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(ii)
as soon as possible and in any event within four (4)  Business Days after the Borrower obtains actual knowledge of the occurrence of (A) any Default or Event of Default or (B) any actual litigation or other event which, if adversely determined to the Borrower, could reasonably be likely to result in a Material Adverse Effect, a statement of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(iii)	notice of any material change in accounting policies or financial reporting practices by the Borrower except as required or permitted by Appropriate Accounting Principles; and
(iv)
promptly after written request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of the Borrower as the Agent may from time to time reasonably request.

(c) Use of Proceeds.  The Borrower will use the proceeds of the Loans solely for leverage or general corporate purposes.
(d) Payment of Obligations.  The Borrower shall pay and discharge as the same shall become due and payable, all its obligations and liabilities, including:  (i) all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property; provided, however, that the Borrower shall not be required to pay or discharge any such tax, assessment, claim or charge that is being diligently contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (ii) all lawful claims which, if unpaid, would become a Lien on its property (other than Permitted Liens); and (iii) all obligations, liabilities and Indebtedness, as and when due and payable.
(e) Inspection Rights.  The Borrower shall, at any reasonable time during normal business hours and upon reasonable prior written notice, from time to time permit the Lender, the Agent or any agent or representative thereof (in each case, subject to Section 8(m)) to (i) visit and inspect the properties of the Borrower and discuss the affairs, finances, assets and accounts of the Borrower with any of the officers, directors or other representatives of the Borrower and (ii) discuss the affairs, finances, assets and accounts of the Borrower with its independent certified public accountants and to examine and make copies of and abstracts from their records and books of account, all at the expense of the Borrower; provided, however, that during the existence of an Event of Default, the Lender, the Agent or any agent or representative thereof may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Agent and Lenders’ inspection rights shall not be exercised more than once during any twelve (12) month period.
(f) Collateral Requirement.  The Borrower shall comply with the Collateral Requirement in all material respects, and shall promptly notify the Agent as soon as it has knowledge that the value of any Collateral or Lien of the Lender and/or the Agent thereon has been or may be materially impaired.
(g) Keeping of Books.  The Borrower shall keep proper books of record and account as are necessary to prepare financial statements in accordance with Appropriate Accounting Principles.
(h) Compliance with Investment Company Act.  The Borrower shall comply with all requirements of the Investment Company Act, including Sections 18(a) and 18(c) thereof.
(i) Compliance with Other Laws.  The Borrower shall comply with the requirements of all other Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect.
(j) Compliance with Investment Policies and Restrictions.  The Borrower shall comply with its Investment Policies and Restrictions in all material respects at all times.  The Borrower shall furnish to the Agent, prior to its effective date, prompt notice of any material changes in the Investment Policies and Restrictions and shall not agree to or otherwise permit to occur any modification of the Investment Policies and Restrictions that (i) could reasonably be expected to adversely affect the rights and remedies of the Agent or the Lender under any Transaction Document or (ii) otherwise fails to comply with the terms of this Agreement.
(k) Material Agreements.  The Borrower shall comply with the terms of each provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties or assets is bound in which the failure to comply could reasonably be expected to result in a Material Adverse Effect.
(l) Further Assurances.  The Borrower agrees that upon the request of the Agent, it shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as the Agent may reasonably deem necessary (i) to assure the Agent and/or the Lender is perfected with a first priority Lien on the Collateral and (ii) to carry out the provisions and purposes of the Transaction Documents.  Such agreements, documents or instruments or actions shall be reasonably satisfactory to the Agent.
6. NEGATIVE COVENANTS
So long as the Lender has a commitment to make a Loan or any other Obligation hereunder shall remain unpaid or unsatisfied:
(a) Asset Coverage.  (i) The Borrower shall not incur any Indebtedness or take any other actions that would be reasonably likely to result in the Asset Coverage to be less than 300%.  (ii) The Borrower shall not have outstanding more than one class of senior security representing indebtedness, within the meaning of Section 18(c) of the Investment Company Act.
(b) Liens.  The Borrower shall not (i) create, incur, assume or suffer to exist any Lien upon any Collateral, except Permitted Liens, or (ii) post any securities that have not been fully paid for in the Collateral Account as Collateral.
(c) Mergers, Etc.  Without the prior written consent of the Agent, the Borrower shall not merge or consolidate with or into another Person, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the property and assets (whether now owned or hereafter acquired) of the Borrower.
(d) Line of Business.  The Borrower shall not engage in any business other than as described in its Organization Documents and Offering Documents.
(e) No Amendment of Investment Policies and Restrictions or Organization Documents.  The Borrower shall not effect and shall not consent to any material amendment, supplement or other material modification of any of the terms or provisions of its Investment Policies and Restrictions or Organization Documents that (A) could reasonably be expected to adversely affect the rights and remedies of the Lender or the Agent under any Transaction Document, or (B) otherwise fails to comply with the terms of this Agreement or any other Transaction Document.
(f) Distribution, Etc.  The Borrower will not declare or make any dividend payment or other distribution of assets, property, cash, rights, obligations or securities on account of any Borrower Equity Interests in the Borrower, or purchase, redeem, retire or otherwise acquire for value any Borrower Equity Interests in the Borrower, whether now or hereafter outstanding, during the existence of an Event of Default.
(g) Custodian.  The Borrower shall not terminate the services or accept the resignation of Custodian without the prior written consent of the Agent (which consent shall not be unreasonably withheld, delayed, or conditioned).  The Borrower shall not enter into any other custody agreement or equivalent arrangement with any other Person  with respect to the Collateral unless such Person, the Borrower and the Agent have entered into a control agreement in form and substance reasonably satisfactory to the Agent.
(h) Investments.  The Borrower shall not purchase, hold or acquire any Investment, except in accordance with the Investment Policies and Restrictions.
(i) Use of Proceeds.  The Borrower shall not use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
(j) Restrictive Agreements.  The Borrower shall not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property.
(k) Transactions with Affiliates.  The Borrower shall not enter into any transaction with or make any payment or transfer to any Affiliate of the Borrower or either Investment Adviser, except in compliance with applicable Law (including the Investment Company Act) and upon fair and reasonable terms no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or an Investment Adviser.
(l) Subsidiary.  The Borrower shall not form any Subsidiary.
(m) Anti-Terrorism Laws. The Borrower shall not (a) (i) violate any Anti-Terrorism Laws or (ii) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated from time to time by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering (or any successor organization or task force); or (b) (i) deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law or the FCPA.
7. EVENTS OF DEFAULT AND REMEDIES
If any of the following events (each, an “Event of Default”) shall occur:
(a) The Borrower shall fail to pay (i) any of the outstanding principal of any Loan when due; (ii) any accrued interest on any Loan within three (3) days of the due date; or (iii) the amounts required to be prepaid pursuant to Section 2 or other amounts or fees owing pursuant to any of the Transaction Documents within five (5) days after the due date;
(b) The Borrower shall fail to perform or observe any term, covenant, or agreement contained in Section 5 (a), (b), (c), (e), (f), (g), (h), (i), (j) or (k), Section 6, or Section 4 of the Security Agreement;
(c)  (i) The Custody Agreement shall have been terminated without the prior written consent of the Agent, unless a successor Custodian acceptable to the Agent has been appointed, or (ii) the Custodian (A) transfers or otherwise permits the withdrawal of a material amount of Collateral in contravention of the terms of the Control Agreement, or (B) fails to comply with any other material provision of the Control Agreement;
(d) The Borrower shall fail to pay to Custodian, within five (5) Business Days of the due date, any material fees, expenses or charges payable by the Borrower under the Custody Agreement and such failure entitles the Custodian to seek repayment of such fees, expenses or charges from the Collateral Account;
(e) The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, any other Transaction Document (in each case, not otherwise specified in Subsections (a) to (e) above) to which such Person is a party or any other agreement between the Lender, the Agent or any Affiliate of Lender, on the one hand, and the Borrower, on the other hand, to be performed or observed by the Borrower and such failure remains unremedied for ten (10) Business Days;
(f) Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Transaction Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect (except for any representation or warranty that is qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects);
(g) Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower, Custodian or any other Person contests in any manner the validity or enforceability of any provision of any Transaction Document; or the Borrower denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any provision of any Transaction Document;
(h) (A) The Borrower (x) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and after giving effect to any applicable notice requirement or grace period) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) and the aggregate outstanding principal amount for or in respect of all such Indebtedness (including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) is more than the Threshold Amount, or (y) fails to observe or perform any other agreement or condition relating to any Indebtedness in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which is to cause such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) after giving effect to any applicable notice requirement or grace period; or (B) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which the Borrower is the Defaulting Party (as defined in such Swap Contract) or (y) any Termination Event (as so defined) under such Swap Contract as to which the Borrower is an Affected Party (as so defined) and, in either event, the amount of all payments owed by the Borrower under all such Swap Contracts as of such Early Termination Date (prior to any payment thereof) together with the principal amount of all other Indebtedness (other than Indebtedness hereunder) that on or about such day has become due and payable pursuant to Sub-clause A of this Section 7(h) is greater than the Threshold Amount;
(i) (i) The Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; (iii) the Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iv) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower and the appointment continues undischarged or unstayed for sixty (60) calendar days; (v) any proceeding under any Debtor Relief Law relating to the Borrower or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for thirty (30) calendar days, or an order for relief is entered in any such proceeding; or (vi) the Borrower shall take any action to authorize any of the actions set forth above in this Section 7(i);
(j) There is entered against the Borrower (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non‑monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(k) A Regulatory Event shall occur;
(l) A Change of Management shall occur;
(m) [reserved];
(n) The Collateral Requirement shall cease to be satisfied, as determined by the Agent in good faith and in a commercially reasonable manner, or the Lender and/or the Agent shall cease to have a first priority perfected Lien in the Collateral, subject only to Permitted Liens;
(o) Any officer or employee of the Borrower or either Investment Adviser that has material involvement with the investment activities of the Borrower shall have been indicted, with respect to a Governmental Authority in a jurisdiction in the United States, or criminally charged with an offense by any other Governmental Authority that is punishable by deprivation of liberty for a maximum term which shall be greater than one (1) year, for a fraudulent act, a violation of securities or banking laws, or for a willful act related to the Borrower or its businesses or investment activities;
(p) (i) The Borrower’s Net Asset Value (after giving effect to distributions, dividends, withdrawals, or redemptions of the Borrower) determined as of the last Business Day of any calendar month-end declines by fifty percent (50%) or more as compared to the Borrower’s Net Asset Value as of the last Business Day of that same calendar month in the immediately preceding calendar year;
(q)     The Asset Coverage is less than 300% at any time after the Closing Date and is not cured within three (3) Business Days thereafter;
(r) A Margin Deficiency shall occur and such deficiency is not cured within the cure period set forth in Section 2(f); provided that with respect to clause 2(f)(i), if such failure to cure is caused by an error or omission of an administrative or operational nature and funds or Eligible Collateral are available on such date to enable Borrower to cure such Margin Deficiency, then such failure shall not constitute an Event of Default unless such failure continues for one (1) Business Day after such date;
(s) The Borrower fails to make any material filing (including, without limitation, Forms N-CSR and N-CSRS) with the Securities and Exchange Commission or any other Governmental Authority, as required by applicable Law, in each case, within the time period prescribed by applicable Law but after giving effect to any extension provided by filing a notification pursuant to Rule 12b-25 under the Exchange Act and any required approval by the applicable Governmental Authority; provided that to the extent such failure is caused by an error or omission of an administrative or operational nature, such failure shall not constitute an Event of Default unless such failure continues for three (3) Business Days; provided, further that, (i) the foregoing cure period shall not apply with respect to filings of Forms N-CSR and N-CSRS, and (ii) no such cure period shall apply to the extent two (2) filing failures have already occurred during the then current calendar year or the Borrower’s shares shall be suspended from trading on the New York Stock Exchange for more than two consecutive days upon which treading in shares generally occurs on such exchange or shall be delisted; or
(t) On or before 9:00 a.m. on any Business Day the Borrower fails to make publicly available its Net Asset Value as of the close of the immediately preceding Business Day;
then, and in any such event, the Agent may (i) declare the Loans, all accrued interest thereon, all fees and all other accrued amounts payable under this Agreement and the other Transaction Documents to be forthwith due and payable, whereupon the Loans, all such interest and fees and all such other amounts hereunder and under the Transaction Documents shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower and (ii) declare the obligation of the Lender to make any Loan to be terminated, whereupon the same shall forthwith terminate provided, however, that upon the occurrence of any event in Section 7(i), (x) the Loans, all accrued interest and all accrued other amounts payable, including fees, under this Agreement and under the other Transaction Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and (y) the obligation of the Lender to make Loans shall automatically be terminated.   In addition to the foregoing, upon the occurrence of an Event of Default and delivery of a Notice of Exclusive Control (as defined in the Control Agreement) to Custodian in accordance with the Control Agreement, the Agent may, at its option, instruct the Custodian to transfer the whole or any part of the Collateral into the name of the Agent or the name of its nominee, notify the obligors on any Collateral to make payment to the Agent or its nominee of any amounts due thereon, take control or grant its nominee the right to take control of any proceeds of the Collateral, liquidate any or all of the Collateral, withdraw and/or sell any or all of the Collateral and apply any such Collateral as well as the proceeds of any such Collateral to all unpaid Obligations in such order as the Agent determines in its sole discretion, and exercise any other rights and remedies under any Transaction Document, at law or in equity.  Borrower will be responsible for any decrease in the value of the Collateral occurring prior to liquidation.

8. MISCELLANEOUS
(a) Effectiveness.  This Agreement shall become effective on the date hereof upon the receipt by the Agent of the documents and other items set forth in Section 3(a).
(b) Amendments, etc.  No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender, the Borrower and the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
(c) Notices; Effectiveness.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission and electronic mail) and delivered to such numbers or addresses set forth on the signature page hereto or as given from each party to the other in writing from time to time.  All notices and other communications shall be deemed to be effective upon receipt; provided that notices delivered through electronic communications to the extent provided in clause (ii) below, shall be effective as provided in such clause (ii).  The Lender and the Agent shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.
(d) No Waiver; Cumulative Remedies.  No failure by the Lender or the Agent to exercise, and no delay by the Lender or the Agent in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
(e) Expenses.  The Borrower agrees to pay or reimburse the Lender and the Agent for (i) all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented legal fees and expenses) incurred in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, and (ii) all reasonable and documented costs and expenses (including reasonable and documented legal fees and expenses) incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Transaction Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law).  Except as set forth in Section 8(a), all such amounts shall be payable within ten Business Days after demand therefor.  Notwithstanding any provision of this Agreement to the contrary, the Agent and Lender shall be (and the Borrower shall not be) responsible for all of their costs and expenses incurred in connection with the closing of the transactions under this Agreement and the Security Documents.
(f) Indemnification.  The Borrower shall indemnify and hold harmless the Lender and the Agent and their respective Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable legal fees and expenses) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower of any kind or nature, which may at any time be imposed on, incurred by or asserted against any such Indemnitee in connection with (a) the performance by the parties thereto of their respective obligations under this Agreement or any other Transaction Document, or (b) any actual or prospective claim, litigation, investigation or proceeding brought or threatened whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether such Indemnitee is designated a party thereto, relating to or arising out of this Agreement or any other Transaction Document, the Lender’s or the Agent’s activities in connection herewith or therewith or any actual or proposed use of proceeds of Loans hereunder; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.  No Indemnitee nor the Borrower shall have any liability for any special, indirect, consequential or punitive damages relating to this Agreement or any other Transaction Document or arising out of its activities in connection herewith or therewith (whether before or after the date hereof).
(g) Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.
(h) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, (ii) the Agent may not assign or otherwise transfer any of its rights or obligations hereunder except upon prior written notice to the Borrower, to any Affiliates of the Lender or of the Agent or any Person sponsored, administered or managed by the Lender or the Agent or any Affiliate thereof, and (iii) the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (A) upon prior written notice to the Borrower, to (1) the Agent, (2) any Affiliate of the Lender or the Agent or any Person sponsored, administered or managed by the Lender, the Agent or any Affiliate thereof of a similar credit quality (whether in its own right or as a result of a guaranty form a Person of a similar credit quality) or (3) any other Person (other than a natural person) approved by the Agent and the Borrower (such approval not to be unreasonably withheld or delayed); provided that during the existence of an Event of Default, the Borrower shall not have a right to consent to such transfer and there shall be no credit quality standard for any assignee or transferee, (B) by way of participation in all or a portion of the Lender’s rights and/or obligations hereunder (including all or a portion of its Commitment and/or the Loans), or (C) by way of pledge or assignment of a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender (and any other attempted assignment or transfer by any party hereto shall be null and void).
(i) No Third Party Beneficiary.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
    (j)                    Inability to Determine Applicable LIBOR Rate.  If at any time the Lender determines (i) in good faith and in a commercially reasonable manner that adequate and reasonable means do not exist for determining the Applicable LIBOR Rate, or (ii) in its sole discretion that the Applicable LIBOR Rate does not accurately reflect the funding cost to the Lender of making such Loans, all references to the Applicable LIBOR Rate shall be deemed to be to the Alternative Interest Rate for the period during which such circumstance exists.
    (k)                   Illegality.  If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to make, maintain or fund Loans, or to determine or charge interest rates, in each case, based upon the Applicable LIBOR Rate, until the Lender determines that the foregoing events no longer apply, the Applicable LIBOR Rate shall be deemed to be equal to the Alternative Interest Rate.
(l) Increased Cost.  The Borrower shall reimburse or compensate the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender or any Change in Law or in the interpretation or application thereof after the date hereof; and compliance by the Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law (including any Tax or increased Tax of any kind whatsoever with respect to this Agreement or any Loan hereunder (other than any Tax covered by Section 2(m) hereof) or any change in the basis or rate of taxation of payments to the Lender in respect thereof); provided, however, that the Borrower shall be obligated to pay only such compensation which is incurred or which arises after the date one hundred thirty-five (135) days prior to the date the Lender notifies the Borrower of an event giving rise to such increased costs and of the Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs is retroactive, then the one hundred thirty-five (135) day period referred to above shall be extended to include the period of retroactive effect thereof);
(m) Confidentiality.
(i)
Each of the Lender and the Agent agree to maintain the confidentiality of all information received from or on behalf of the Borrower relating to the Borrower or its business (“Borrower Confidential Information”), and the Borrower agrees to maintain the confidentiality of each of the Transaction Documents and all other information received from the Lender or the Agent, including all reports prepared by the Agent or the Lender (“Lender Confidential Information” and, together with Borrower Confidential Information, “Confidential Information”) except that the Borrower may disclose Lender Confidential Information and the Lender or the Agent may disclose Borrower Confidential Information (i) to its and its respective Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (collectively, “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature thereof and instructed to keep the content thereof confidential and that such party shall be responsible for any breach or failure to comply with this Section 8(m)(i) (or any instruction hereunder) by its Representatives); (ii) to the extent requested by any regulatory authority or required by applicable Laws or by any subpoena or similar legal process or, with respect to the Lender, by any rating agency then rating the commercial paper notes issued by or on behalf of the Lender or other debt obligations of the Lender or its Affiliates; (iii) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (iv) in the case of the Lender or the Agent, subject to an agreement containing provisions substantially similar to those of this Section 8(m), to any actual or prospective permitted assignee or participant in any of the Lender’s rights or obligations under this Agreement; (v) with the consent of the Borrower with respect to the disclosure of Borrower Confidential Information, and with the consent of the Lender and the Agent with respect to the disclosure of Lender Confidential Information; or (vi) to the extent such Confidential Information (A) is available to the disclosing Person on a nonconfidential basis prior to disclosure by the other Person, (B) becomes publicly available other than as a result of a breach of this Section 8(m) or (C) becomes available to the disclosing Person on a nonconfidential basis from a source other than the other Person.  It is understood and agreed that regulators having jurisdiction over the Agent or the Lender shall have unrestricted access to all books, records, files and other materials in the Agent’s or the Lender’s possession, including any Borrower Confidential Information, and disclosure of any Borrower Confidential Information to such persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Borrower.

(ii)
The Borrower agrees to maintain the confidentiality of the content of Appendix I, except that such content may be disclosed (i) to each of its Representatives who need to know such content in relation to the transactions contemplated by this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of Appendix  I and instructed to keep the content of Appendix  I confidential and that the Borrower shall be responsible for any breach or failure to comply with this Section 8(m)(ii) (or any instruction hereunder) by its Representatives), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over the Borrower (including any self-regulatory authority), (iii) to the extent required by applicable Law or regulations or by any subpoena or similar legal process, or (iv) with the consent of the Agent.

(n) Set-off.  In addition to any rights and remedies of the Agent and the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, indebtedness or other obligation at any time owing by, the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lender hereunder or under any other Transaction Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Transaction Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit, indebtedness or obligation.  The Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
(o) Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Transaction Document, the interest paid or agreed to be paid under the Transaction Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
(p) Counterparts; Integration.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement, together with the other Transaction Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(q) Survival.  Notwithstanding any provision to the contrary, (i) all representations and warranties made hereunder and in any other Transaction Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and (ii) the provisions of Sections 2(m), 8(f), 8(l) and 8(m) shall survive any termination of this Agreement.
(r) Severability.  If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(s) Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE

LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER AND THE AGENT SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
(t) Jurisdiction.  The Agent, the Lender and the Borrower each hereby submits to the nonexclusive jurisdiction of the United States District Court and each state court in the City of New York for the purposes of all legal proceedings arising out of or relating to any of the Transaction Documents or the transactions contemplated thereby.  The Agent, the Lender and the Borrower each irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its address set forth beneath its signature hereto.  Each of the Agent, the Lender and the Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
(u) WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(v) Judgment Currency.  If, under any applicable Law and whether pursuant to a judgment being made or registered against the Borrower or for any other reason, any payment under or in connection with this Agreement, is made or satisfied in a currency (the “Other Currency”) other than Dollars then, to the extent that the payment (when converted into Dollars at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase Dollars with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement, the Borrower shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such short-fall.  For the purpose of this Section 8(v), “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase Dollars with the Other Currency following reasonable diligence by the Payee to maximize the amount of Dollars obtained upon such exchange and shall take into account any premium and other costs of exchange.
(w) Appointment as Agent; Limitation of Liability. The Lender irrevocably appoints the Agent as its agent under this Agreement and the other Transaction Documents and authorizes the Agent or any Affiliate of the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Transaction Documents, together with such actions and powers as are reasonably incidental thereto.  The Agent shall not have any duties or obligations except those expressly set forth in the Transaction Documents.
(x) Conflicts Disclosure; Waiver and Exculpation.   The Borrower hereby acknowledges that the Lender, the Agent and their respective Affiliates may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial, trading or investment banking business with (including the provision of brokerage, asset management and advisory services to) any Eligible Security or their respective Affiliates or any other Person having obligations relating to the Borrower or any Eligible Security, and may act with respect to such business in the same manner as if this Agreement or the Loans did not exist (including in a way that may be directly or indirectly adverse to the interests of the Borrower).  The Borrower hereby waives any claim in respect of any such potential or actual conflict, and agrees that it will not seek to hold the Lender, the Agent or their respective Affiliates liable for any losses or obligations of the Borrower that may result with respect to such business.
9. DEFINITIONS; CONSTRUCTION
(a) Except as otherwise set forth in Appendix I hereto, the following terms, as used herein, have the following meanings:
“Advance Rate” means, at any date, the quotient (expressed as a percentage) of (i) the Net Outstanding Loan Amount at such date divided by (ii) the Aggregate Eligible Collateral Value at such date.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.  With respect to the Borrower “Affiliate” has the meaning ascribed to the term “Affiliated Person” in the Investment Company Act and the rules and regulations thereunder, including the meaning ascribed to the term “Control” in the Investment Company Act and the rules and regulations thereunder.
“Aggregate Eligible Collateral Value” means the aggregate Market Value of all Eligible Collateral.
“Alternative Interest Rate” means, for any day in any Interest Period with respect to any Loan, the Federal Funds Rate in effect for such day (or if such day is not a Business Day, the immediately prior Business Day) (as determined by the Agent) plus 1/2 of 1%.
 “Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended.
“Applicable LIBOR Rate” means for any Interest Period with respect to any Loan:
(i)
the applicable ICE Benchmark Administration’s LIBOR (or such corresponding rate published by any successor in interest to the ICE Benchmark Administration) (“ICE LIBOR”), as published by Reuters (or, if not so published, other commercially available source providing quotations of ICE LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, on such day (or, if such day is not a Business Day, then the ICE LIBOR published on the immediately preceding Business Day), for Dollar deposits (for delivery on such day or such immediately preceding Business Day, as applicable) with a three-month term, or

(ii)
if the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average interest settlement rate for Dollar deposits (for delivery on the first day of such Interest Period) with a term of [three months], determined as of approximately 11:00 a.m. (London time) on such day, or

(iii)
if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Agent as the rate of interest at which Dollar deposits for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loan being made and with a term of [three months] would be offered by the London Branch of Société Générale to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) on such day;

provided that if the initial Interest Period for a Loan is a period of less than [three months], the Agent may at its election determine the Applicable LIBOR Rate for such Interest Period pursuant to clause (iii) above with reference to the actual term of such Interest Period; provided further that in no event shall the Applicable LIBOR Rate be less than zero.
“Appropriate Accounting Principles” means (i) generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting

Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied or (ii) international accounting standards adopted by the International Accounting Standards Committee that are applicable to the circumstances as of the date of determination, consistently applied.
“Asset Coverage” means the ratio, expressed as a percentage, of (a) the value of total assets of the Borrower, less all liabilities and indebtedness of the Borrower not represented by Senior Securities (as such terms are defined in the Investment Company Act) to (b) the aggregate amount of Senior Securities (as such term is defined in the Investment Company Act) representing indebtedness of the Borrower.
“Borrower Equity Interests” means, with respect to the Borrower, shares of capital stock of (or other ownership or profit interests in) the Borrower, all of the warrants, options or other rights for the purchase or acquisition from the Borrower of shares of capital stock of (or other ownership or profit interests in) the Borrower, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) the Borrower or warrants, rights or options for the purchase or acquisition from the Borrower of such shares (or such other interests), and all of the other ownership or profit interests in the Borrower (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Business Day” means any day other than a Saturday, Sunday, Good Friday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York and, if such day relates to any Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Capital-At-Risk” means the weighted average of the Haircuts of the Eligible Collateral.
“Cash” means all cash denominated in Dollars (or any other currency acceptable to Agent in its sole discretion) at any time and from time to time deposited in the Collateral Account, to the extent that it is not subject to any Liens other than Permitted Liens.
“Change in Law” means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Agent or the Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, and (y) the Dodd-Frank Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Management” shall be deemed to have occurred if (a) Guggenheim Funds Investment Advisors, LLC or any successor investment adviser that is an Affiliate of Guggenheim Partners, LLC ceases to be the Qualified Investment Adviser of the Borrower or (b) Guggenheim Partners Asset Management, LLC or any successor investment sub-adviser that is an Affiliate of Guggenheim Partners, LLC ceases to be the sub-advisor of the Borrower, unless, in each case above, a replacement Qualified Investment Advisor or sub-advisor, as applicable, reasonably acceptable to Agent has been engaged by Borrower.
“Closing Date” means the date on which the conditions in Section 3(a) have been satisfied.
“Collateral” means any and all “Collateral,” as defined in any Security Document.
“Collateral Account” means the Borrower’s special custody account entitled “SOCIETE GEN PLDGEE OF GUGG GBAB FD” and the deposit account linked to it having account # 835561, each established and maintained by Custodian pursuant to the Control Agreement, including any subaccount, substitute, successor or replacement account.
“Collateral Requirement” means the requirement that:
(i)
all documents and instruments required by applicable Laws or reasonably requested by the Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Agreement, shall have been filed, registered or recorded or delivered to the Agent for filing, registration or recording;

(ii)
the Borrower shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder; and

(iii)	the Borrower shall have taken all other action reasonably required by it under the Security Documents to perfect, register and/or record the Liens granted by it thereunder.
“Commitment” means the obligation of the Lender to make Loans under this Agreement in an aggregate principal amount at any one time outstanding not to exceed $125,000,000.
“Commitment Fee Rate” means, (a) as of any day upon which the Total Outstandings equals or exceeds 50% of the Commitment, 0.00% and (b) as of any other day  0.25%.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control Agreement” means the Control Agreement dated as of the date hereof among the Borrower, the Agent and the Custodian.
“Custodian” means The Bank of New York Mellon, or its designee, nominee or successor, acting in its capacity as custodian, or any replacement Custodian reasonably acceptable to the Agent.
“Custody Agreement” means that certain Custody Agreement dated as of October 26, 2010, between the Borrower and the Custodian.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, if applicable, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition of the types described in Section 7 hereof that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means, at any time, an interest rate equal to the interest rate (including any Spread) otherwise applicable to any Loan at such time plus 2% per annum, to the full extent permitted by applicable Laws; provided that if no Loan is outstanding at such time, the Default Rate shall be an interest rate equal to (i) the Alternative Interest Rate plus (ii) the Spread plus (iii) 2% per annum, to the full extent permitted by applicable Laws.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanctions.
“Disinterested Directors” means the members of the board of trustees of the Borrower that are not “interested persons” as defined in the Investment Company Act.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act signed into law on July 21, 2010, as amended.
“Dollar” and “$” mean lawful money of the United States.
“Eligible Collateral” means, collectively, (a) all Eligible Securities, (b) other securities acceptable to the Agent in its sole discretion, and (c) all Cash; in each case, to the extent held in the Collateral

Account and subject to a first priority perfected Lien in favor of the Agent and/or the Lender; provided, however, that:1
(A)
to the extent the Market Value of Eligible Collateral attributable to any single issuer (other than the United States) exceeds 10% of the Market Value of all Eligible Collateral, such excess shall not constitute Eligible Collateral;

(B)
to the extent the Market Value of Eligible Collateral attributable to any bond (other than bonds issued by the United States) exceeds 10% of the outstanding issuance of such bond or security, such excess shall not constitute Eligible Collateral;

(C)
to the extent the Market Value of Eligible Collateral attributable to any municipal bond exceeds 40% of the outstanding issuance of such bond or security, such excess shall not constitute Eligible Collateral;

(D)
to the extent the Market Value of Eligible Collateral attributable to issuers domiciled in countries that are not Tier-One Countries exceeds 10% of the Market Value of all Eligible Collateral, such excess shall not constitute Eligible Collateral;

(E)
to the extent the Market Value of Eligible Collateral attributable to Eligible Securities rated below BBB- exceeds 10% of the Market Value of all Eligible Collateral, such excess shall not constitute Eligible Collateral;

(F)	to the extent the Market Value of a corporate bond (other than a zero coupon bond) or a security is less than 70% of its par value, such bond or security shall not constitute Eligible Collateral;
(G)
shares of any equity security (excluding any preferred security) in excess of five (5) times the average daily trading volume over the immediately preceding ninety (90) day period as reported by Bloomberg for such equity security (excluding any preferred security) shall not be accepted as Eligible Collateral;

(H)
to the extent the Market Value of Eligible Collateral attributable to equity securities (excluding preferred securities) issued by Small Cap Issuers exceeds 20% of the Market Value of all Eligible Collateral, such excess shall not constitute Eligible Collateral; and

(I)
to the extent the Market Value of Eligible Collateral attributable to municipal bonds in any one state of origin exceeds 25% of the Market Value of all Eligible Collateral, such excess shall not constitute Eligible Collateral.

“Eligible Security” means any equity security, U.S. Build America bonds, corporate bond or mortgage bond issued in a Qualified Currency, or taxable municipal bond or taxable municipal certificate, in each case as determined by the Agent in its [sole discretion]; provided that any corporate bond, government bond or municipal bond shall meet the criteria set forth on Appendix II; provided further that no restricted or controlled equity securities or securities that are not freely saleable under the rules of the applicable market shall be Eligible Collateral.
“Event of Default” has the meaning specified in Section 7.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Facility” means the credit facility contemplated by this Agreement.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Société Générale on such day on such transactions as determined by the Agent.
“Fitch” means Fitch Ratings Inc.
“G7 Country” means the countries of the United States of America, Canada, France, Germany, Italy, Japan, and the United Kingdom.
 “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (i) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, Contractual Obligations, Swap Contracts or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, Contractual Obligations, Swap Contracts or other obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness, Contractual Obligations, Swap Contracts or other obligation of the payment or performance of such Indebtedness, Contractual Obligations, Swap Contracts or other obligation, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, Contractual Obligations, Swap Contracts or other obligation, or (D) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness, Contractual Obligations, Swap Contracts or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (ii) any Lien on any assets of such Person securing any Indebtedness, Contractual Obligations, Swap Contracts or other obligation of any other Person, whether or not such Indebtedness, Contractual Obligations, Swap Contracts or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.
“Haircut” means, for any Eligible Collateral held in or credited to the Collateral Account, a percentage, as of the date hereof as set forth in Appendix I hereto.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Appropriate Accounting Principles: (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (iii) the net obligations of such Person under any Swap Contract (iv) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created), (v) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (vi) all capital leases and synthetic lease obligations, (vii) all commitments of such Person to make an investment in another Person or to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or

1  Client: Are these concentration limits acceptable?

any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (ix) all obligations of such Person to post margin or collateral (however characterized) under any prime brokerage, securities account, options or similar agreements, (x) any other obligation of such Person that would constitute indebtedness evidenced by senior securities under the Investment Company Act and (xi) all Guarantees of such Person in respect of any of the foregoing.  For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the swap termination value thereof as of such date.  The amount of any capital lease or synthetic lease obligation as of any date shall be deemed to be the amount of attributable indebtedness in respect thereof in accordance with Appropriate Accounting Principles as of such date.
“Indirect Fund” means any “registered investment company” within the meaning of Section 8 of the Investment Company Act that has made or holds any investment in excess of 20% of its total assets made in reliance on Sections 12(d)(1)(E), (F), (G) or (J) of the Investment Company Act (other than an investment made in reliance on Rules 12d1-1 thereunder).
 “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of capital stock or other securities of another Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of substantially all of the assets of another Person that constitute a business unit.
“Investment Adviser” means each of Guggenheim Funds Investment Advisors, LLC, a Delaware limited liability company, in is capacity as advisor of the Borrower and Guggenheim Partners Investment Management, LLC, a Delaware limited liability company, in its capacity as sub-advisor to the Borrower.
“Investment Company Act” means the United States Investment Company Act of 1940.
“Investment Policies and Restrictions” means, with respect to the Borrower, the provisions dealing with investment objectives, investment policies, and investment restrictions, as set forth in the Organizing Documents and the Prospectus, as supplemented by any annual report included within Form N-CSR, as such provisions may be supplemented, amended or modified as authorized by the Board of Trustees of the Borrower and as permitted under this Agreement.
“Laws” means, collectively, all applicable  international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Margin Deficiency” means, at any time of determination, that the Advance Rate exceeds the Maximum Advance Rate.
“Market Value” means, with respect to any Collateral at any date of determination thereof selected by the Agent, the fair market value thereof as determined by the Agent on the basis of the most recent market trading data available to the Agent with such adjustments as the Agent may reasonably conclude are appropriate.  To the extent a position constituting Collateral is not traded on a major  exchange and if the Agent elects to, the Market Value of such position shall be based on a valuation provided by a third-party provider selected by the Agent in its sole discretion, provided, however, that no value shall be given where such valuation is more than five (5) days prior to the relevant date of determination.  With respect to any Collateral denominated in a Qualified Currency other than Dollars, the Market Value shall be the equivalent amount thereof in Dollars as determined by the Agent on the basis of the applicable spot rate of such Qualified Currency for the purchase of Dollars.  Any calculation and/or determination of a price or rate made by the Agent hereunder shall be binding on the parties hereto absent manifest error.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, assets, operations, liabilities (actual or contingent), or financial condition of the Borrower; (b) a material impairment of the ability of the Borrower to perform its obligations under any Transaction Document to which it is a party; or (c) a material adverse effect upon the Collateral or upon the legality, validity, binding effect or enforceability against the Borrower of any Transaction Document to which it is a party.
“Maturity Date” means the earliest to occur of (i) February 27, 2017, or if such day is not a Business Day, the next preceding Business Day, (ii) the date on which the Facility is terminated pursuant Section 2(h), and (iii) the date on which the Lender’s commitment to make Loans otherwise terminates pursuant to Section 7 and Agent declares all Loans to be immediately due and payable..
“Maximum Advance Rate” means 100% minus the Capital-At-Risk.
“Maximum Amount” means, as at any date of determination, an amount equal to the least of:

(a) the maximum amount of Indebtedness that the Borrower would be permitted to incur pursuant to applicable Law, including the Investment Company Act;
(b) the maximum amount of Indebtedness that the Borrower would be permitted to incur pursuant to the limitations on borrowings adopted by the Borrower in its Prospectus or elsewhere;
(c) the maximum amount of Indebtedness that the Borrower would be permitted to incur pursuant to any agreements with any Government Authority; or
(d) the maximum amount of Indebtedness that the Borrower would be permitted to incur without violating other provision of this Agreement, in each case, as in effect at the time of determination.
“Moody’s” means Moody’s Investor Services, Inc.
“Net Asset Value” means the net asset value of the Borrower calculated in accordance with the methodology set out in the valuation policies and procedures adopted by the Board of Trustees of the Borrower from time to time in accordance with the Investment Company Act and the and the rules and regulations thereunder.
“Net Outstanding Loan Amount” means, at any date, the Total Outstandings at such date plus accrued but unpaid interest thereon as at such date.
“Obligations” means all advances to, and debts, liabilities, obligations and other amounts payable by Borrower under the Transaction Documents of, the Borrower arising under any Transaction Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Law naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Offering Documents” means, for any Person, such Person’s private placement memorandum, prospectus, or other similar offering documents.
“Organization Documents” means, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“PATRIOT Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Permitted Lien” means (a) Liens held by the Custodian in accordance with the Control Agreement and at the priority level permitted by the Control Agreement; (b) Liens created under the Security Documents; (c) Liens imposed by Law for taxes that are not yet due or are being contested in good faith by appropriate proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof [and with respect to which adequate reserves in conformity with Appropriate Accounting Principles have been set aside for the payment thereof]; and (d) Liens securing judgments for the payment of money to the extent such judgments do not constitute an Event of Default under Section 7(j).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Prospectus” means the prospectus of the Borrower dated as of October 26, 2010 filed with the Securities and Exchange Commission pursuant to Rule 497 under the Securities Act of 1933 and shall include, without limitation, the Statement of Additional Information dated as of October 26, 2010 incorporated by reference therein.
“Qualified Currency” means each of EUR and USD.
“Qualified Investment Adviser” means an “investment adviser” as defined in the Investment Company Act.
“Regulation U” means Regulation U issued by the Board of Governors of the Federal Reserve System of the United States.
“Regulation X” means Regulation X issued by the Board of Governors of the Federal Reserve System of the United States.
“Regulatory Event” means (i) any adverse determination made by the Securities and Exchange Commission or any other Governmental Authority for a material violation or material breach of Law (including, without limitation, the Investment Company Act) by the Borrower or (ii) any investigation made by the Securities and Exchange Commission or any other Governmental Authority for a violation or breach of Law (including, without limitation, the Investment Company Act) by the Borrower that could reasonably be expected to have a Material Adverse Effect or (iii) the revocation, suspension or termination of any license, permit or approval held by the Borrower that, in the reasonable judgment of the Lender, is necessary for the conduct of any such Person’s business.
“Responsible Officer” of a Person means its chief executive officer or its chief financial officer (whether or not the Person performing such duties is so designated) or any authorized designee thereof.
 “Rollover Date” means the last Business Day of each calendar month.
“S&P” means Standard and Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or  the U.S. Department of State or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Security Agreement” means the Security Agreement dated as of the date hereof between the Borrower and the Agent.
“Security Documents” means (i) the Security Agreement, (ii) the Control Agreement, (iii) the Custody Agreement, (iv) each document delivered pursuant to the Collateral Requirement and (v) any additional pledges, security agreements or mortgages required to be delivered pursuant to the Transaction Documents and any instruments of assignment or other instruments or agreements executed pursuant to the foregoing.
“Small Cap Issuer” means, at any time of determination, an issuer with a market capitalization of less than $3,000,000,000.
“Spread” means 0.85% per annum.
“Subsidiary” of a Person means any other Person (i) of which a majority of the outstanding voting shares of securities or other similar equity interests are at the time beneficially owned by such Person and (ii) the management of which is Controlled, directly or indirectly, by such Person or an Affiliate of such Person.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, total return swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Threshold Amount” means as of any date of determination the lesser of $10,000,000 and 3% of the Net Asset Value of the Borrower as of close of business on the Business Day immediately preceding such date of determination.
“Tier-One Countries” has the meaning provided in Appendix I.
“Total Outstandings” means, at any date, the aggregate outstanding principal amount of Loans on such date after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Transaction Documents” means this Agreement, the Security Documents and each other agreement or instrument executed or delivered in connection herewith or therewith.
(i)	Construction. As used herein and in any Transaction Document:
(ii)
Computations.  All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with Appropriate Accounting Principles.

(iii)
References to Agreements, Laws and Persons.  Unless otherwise expressly provided herein, (A) references to documents, agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted hereby; and (B) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law and (C) references to any Person include its successors and permitted assigns.

(iv)
Other References.  Unless otherwise specified, (A) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms, (B) the words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Transaction Document shall refer to such Transaction Document as a whole and not to any particular provision thereof, (C) Article, Section and Appendix references are to the Transaction Document in which such reference appears, (D) the term “including” is by way of example and not limitation, and (E) section headings are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Transaction Document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first set forth above.

GUGGENHEIM BUILD AMERICA BONDS MANAGED DURATION TRUST, as Borrower

By:__/s/ John L. Sullivan_____________________________
Name: John L. Sullivan
Title: Chief Financial Officer

Address for Notices:	227 West Monroe Street, 7th Floor
Telephone:	(312) 873-1477
Facsimile:	(312) 827-0157
Attention:	GPIM Trade Ops
Email:	GPIMTradeOps@guggenheimpartners.com

With a copy to:

Address for Notices:	227 West Monroe Street, 7th Floor
Telephone:	(312) 357-0394
Facsimile:	(312) 827-0161
Attention:	GI Legal
Email:	FundsLegal@guggenheimpartners.com

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as Lender

By:____/s/ Emmanuel Valette_________________________
Name:
Title:
Address for Notices:	Société Générale
245 Park Avenue
New York, New York 10167

Telephone:	212-278-5814
Facsimile:	646-365-4222
Attention:	Robert O’Connell
Email:	robert.oconnell@sgcib.com
Wiring instructions:	Société Générale, New York
ABA # 026-004-226 For Account of: Loan Clearing A/C 9051422 Ref : Guggenheim Build America Bonds Managed Duration Trust Attn : Nadira TIWARI & Cheriese BRATHWAITE

SOCIÉTÉ GÉNÉRALE, as Agent

By:_____/s/ Emmanual Valette____________________
Name:
Title:

Address for Notices:	Société Générale
245 Park Avenue
New York, New York 10167

Telephone:	212-278-5814
Facsimile:	646-365-4222
Attention:	Robert O’Connell
Email:	robert.oconnell@sgcib.com

APPENDIX I

MARGIN REQUIREMENTS

If a Haircut is not specified for any specific security, the Haircut will be reasonably determined by the Agent and adjusted at the Agent’s discretion on the last day of each calendar quarter.
The Haircut with respect to any equity security (excluding preferred securities) will be the greater of (i) 25% and (ii) the minimum percentage required to comply with Regulation U.
The Haircut with respect to any government bond will be determined by the Agent using the table below.

	MATURITY
	< 3 years	3 - 6 years	6 - 12 years	> 12 years
U.S. TREASURIES	2%	4%	6%	8%

RATING	MATURITY
	< 3 years	3 - 6 years	6 - 12 years	> 12 years
Other G7 Countries >= AA-	4.5%	5%	6%	8%

The Haircut with respect to any equity securities (including any  preferred security) will be the greater of (i) 25% and (ii) the minimum percentage required to comply with Regulation U.
The Haircut with respect to any corporate or municipal bond will be determined by the Agent using the table below.  Either the Moody’s, S&P or Fitch rating can be used at the Agent’s discretion.

RATING	Margin Requirement
AAA	15%
> AA-	15%
A+ to A-	15%
BBB+ to BBB-	22.5%
BB+ to BB-	55%
B+ to B-	60%
< B-	70%
NR	100%

Percentage of Par Value	Multiplier
Greater than or equal to 80%	1.00
Greater than or equal to 70% and less than 80%	1.15

AMOUNT OUTSTANDING HELD  MULTIPLIER (MUNICIPAL BONDS)
Amount of Issue Outstanding Held in Agent Collateral Account	Multiplier
Less than 10%	1.00
Greater than 10% and less than 25%	1.25 (with a max haircut of 70% for bonds above B-)
Greater than 25% and less than 40%	2.00 (with a max haircut of 70% for bonds above B-)
Greater than 40%	No financing on portion greater than 40%

Appendix I

The Haircut with respect to any Eligible Collateral not constituting an Eligible Security will be 100% unless otherwise expressly agreed by the Agent in its sole discretion.
The weighted average Haircut will be calculated using the Market Value of each investment constituting Eligible Collateral as weighted for the corresponding Haircut using the tables above.  For Eligible Collateral from countries that are not Tier-One Countries (as defined below), a multiplier of 1.5 will be applied to each Haircut (with a maximum 100% Haircut).
The Haircut for mortgage bonds (both agency and non-agency) will be determined on a case-by-case basis by the Agent in its sole discretion.

TIER-ONE COUNTRIES

AU	Australia
BE	Belgium
CA	Canada
DK	Denmark
FI	Finland
FR	France
DE	Germany
JP	Japan
LU	Luxembourg
NL	Netherlands
NZ	New Zealand
NO	Norway
SG	Singapore
SE	Sweden
CH	Switzerland
GB	United Kingdom
US	United States

Appendix I

APPENDIX II

Any corporate bond, government bond, or municipal bond that:
(i)	is a senior unsecured obligation;
(ii)	has a maturity of less than or equal to 30 years;
(iii)	is not a private issuance;
(iv)	is not subordinated to any other obligation;
(v)	is not a defaulted obligation;
(vi)	is not an asset-backed obligation or a structured obligation;
(vii)	is not a convertible bond;
(viii)	is not a stripped security;
(ix)	for all bonds other than municipal bonds, has a minimum outstanding principal amount issuance size of $100,000,000;
(x)	for municipal bonds, has a minimum outstanding principal amount issuance size of $20,000,000;
(xi)	with respect to government bonds, is issued by the United States or another G7 Country; and
(xii)	with respect to municipal bonds, is not issued by Puerto Rico.

Appendix II